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                                                                    EXHIBIT 99.1

                            ADVANCED BIOTHERAPY, INC.
                    6355 Topanga Canyon Boulevard, Suite 510
                        Woodland Hills, California 91367

August 24, 2002

To Our Stockholders:

It has been some time since we last communicated directly with you, and we are pleased to bring you up to date regarding significant business and scientific progress of your company.

                        REPORT ON HUMAN CLINICAL STUDIES

We continue to expand our clinical trial program by testing additional autoimmune conditions using antibodies to Gamma interferon. In addition to our previously reported successful human clinical trials using these antibodies to treat Rheumatoid Arthritis and Multiple Sclerosis, whose results were published last year in the widely respected peer-reviewed scientific journals Scandinavian Journal of Rheumatology and Multiple Sclerosis, we report the following advances:

CORNEAL TRANSPLANT REJECTION

The June 2002 issue of the American Journal of Ophthalmology, a peer-reviewed scientific publication directed to ophthalmologists and visual science specialists, reported the results of a company-sponsored seminal pilot study entitled "Treatment of Corneal Transplant Rejection in Humans with Anti-Interferon Gamma Antibodies." The article reported that antibodies to Gamma interferon halted corneal transplant rejection in all 13 patients who were enrolled in an open-label study. This trial also provided proof of principle for use of anti-interferon-Gamma antibodies to treat rejection of other transplanted organs.

PSORIASIS

Psoriasis is a chronic skin disease characterized by periodic flare-ups of a clearly defined reddish, scaly rash that is most often located on the elbows, knees, scalp, ears, and lower back.. Approximately 10-15% of those with the condition will develop inflammatory arthritis (Psoriatic Arthritis). In a company-sponsored pilot study, two to three weeks after antibodies to Gamma interferon were administered, papular (small solid conical elevations of the skin) psoriatic lesions disappeared. According to the National Psoriasis Foundation, Psoriasis affects more than 7 million Americans.

ALOPECIA AREATA

Alopecia Areata is a highly unpredictable, autoimmune skin disease resulting in the loss of hair on the scalp and elsewhere on the body. In patients suffering from Alopecia Areata, the affected hair follicles are mistakenly attacked by a person's own immune system, resulting in the arrest of the hair growth stage. Alopecia Areata usually starts with one or more small, round, smooth bald patches on the scalp and can progress to total baldness.

In a company-sponsored pilot study for this disease, four weeks after a short course of therapy of antibodies to Gamma interferon, patients developed thin depigmented fine hair. After another 4-6 weeks, intensive growth of normal hair was observed in the treated lesions of most patients. According to the National Alopecia Areata Foundation, this common, but very challenging and capricious disease affects approximately 1.7% of the population overall, including more than 4 million people in the United States. In the foreseeable future, the Company plans to commence clinical trials using this approach to treat male pattern baldness.


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VITILIGO

Vitiligo is a condition that affects skin coloration. With Vitiligo, the special cells that make pigment (the substance that controls skin color) are destroyed, resulting in patches of discolored skin. Vitiligo often affects the chest and abdomen, but may be found on the face around the mouth, nostrils and eyes. This condition usually occurs in people suffering from Type 1 diabetes. There is no specific treatment for Vitiligo.

On day 10 after a short-course of therapy of antibodies to Gamma interferon, in a company-sponsored pilot study, all patients showed loss of well-defined borders between normal and hypopigmented skin. According to the Vitiligo Research Foundation, this condition affects about 1% to 2% of the U.S. population, or about 3 to 6 million people. In some countries, the incidence is even higher. Worldwide, there are thought to be more than 100 million people with the condition.

DYSTROPHIC EPIDERMOLYSIS BULLOSA (EB)

EB is a condition that is characterized by blistering - onset is at birth or soon afterwards. In some cases nearly all skin surfaces and mucous membranes (from mouth to anus) are covered by blisters. Large areas may be devoid of skin. There is widespread scarring and deformity. Fingers and toes may become immobile. With recurrent scarring, fingers and/or toes may fuse together. Hands and arms may become fixed in a flexed position with resulting contractures. There is usually loss of the nails of the fingers and toes. Teeth may be malformed and delayed in appearing through the gums. Because routine dental care can raise blisters, many persons with EB have a higher than normal incidence of cavities. Blistering on the mucosal surfaces often cause scarring within the mouth and gastrointestinal tract. The ingestion of food may be limited due to microstomia (inability to fully open mouth due to scarring and contractures of the perioral region), painful swallowing, difficulty chewing, (due to poor dentition) esophageal webbing. In many cases chronic malnutrition, growth retardation and anemia may ensue. Involvement of the eyes can include eyelid inflammation with adhesions to the eyeball, as well as inflammation of the cornea or the conjunctiva (the mucous membrane covering the eyeball and the underside of the lids). An estimated 2 out of every 100,000 Americans have some form of EB. The disorder occurs in every racial, ethnic group throughout the world and affects both sexes equally.

In a Company-sponsored pilot study for this disease, antibodies to Gamma interferon were given to a male child with the dystrophic form of EB who was born with the disease. The child had been hospitalized for the third time when he was treated. Before treatment his temperature was 37.8 C, he had bloody urine and erosions and ulcers on his skin. On the following day, after the first injection, his temperature dropped to 37.1 C (normal). Shortly thereafter, the erosions and ulcers quickly disappeared, and the skin epithelialized (the skin eruptions were replaced with normal skin). Blood in the urine was no longer observed. No antibiotics were used during the treatment. He continued to improve and was released from the hospital several weeks after treatment.

It is management's opinion that although the data reported from these clinical trials conducted in Moscow, Russia are preliminary in nature, they provide significant confirmation that the use of antibodies to Gamma interferon is a promising therapeutic strategy for these autoimmune disorders and potentially many other autoimmune diseases. These studies have afforded us the opportunity to strengthen the Company's patent portfolio. We now intend to pursue the treatment of these diseases in the U.S., - either through the conduct of our own clinical trials, or through the conduct of such trials in collaboration with other biotechnology or pharmaceutical companies.

                           PATENTS AND PATENTS PENDING

Without patent protection, the successful and encouraging results of our pilot human trials would have little potential commercial value. On December 25, 2001 the United States Patent and Trademark Office issued your company patent No. 6,333,032 granting us the exclusive right to use any form of antibodies to Gamma interferon, including humanized and fully-human, for the treatment of five specific autoimmune diseases -- Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (a form of psoriasis), Multiple Sclerosis, and Ankylosing Spondylitis protected under U.S. patent law through February 26, 2013. The issuance of this patent is significant. During the life of that patent, no company, other than through a license from Advanced Biotherapy, Inc., can treat these diseases with any form of antibodies to Gamma interferon. Treatments of autoimmune diseases have taken a


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new direction during the past five years. Rather than treating these and other autoimmune conditions with chemically based drug products, contemporary therapeutic strategies are moving rapidly toward "biologics" in controlling and regulating the immune system to fight these diseases. Based on the results of our studies reported above, your Company also has several very important patents pending, including the exclusive use of any form of antibodies to Gamma interferon to treat corneal transplant rejection, Alopecia Areata, Psoriasis, Vitiligo and Dystrophic Epidermolysis Bullosa, among others.

                                RECENT FINANCING

The Company has raised approximately $3.7 million in the private placement of its subordinated convertible pay-in-kind notes during the three months ended July 31, 2002. The convertible notes bear interest at 11% per annum payable in cash or additional convertible debt, and are convertible into shares of Company Common Stock at a conversion price of $0.25 per share, subject to certain anti-dilution rights. The convertible notes were placed in two series with the first maturing on September 30, 2004, of which approximately $1,150,000 was placed, and the second maturing on June 1, 2006, of which approximately $2,530,000 was placed through July 2002.

                                    LICENSING

We are also pursuing, and are being pursued, regarding licensing agreements for the use of antibodies to Gamma interferon to treat certain autoimmune conditions. While securing a licensing arrangement has been the primary focus of the Company, we are now complimenting that strategy with conducting our clinical trials in the U.S.

                      PLANS FOR CLINICAL TRIALS IN THE U.S.

As a result of proceeds raised from the placement of its convertible debt through July 2002, the Company has decided to file for Investigational New Drug Applications (IND's) with the U.S. Food and Drug Administration for two specific autoimmune diseases. An IND may be submitted for one or more phases of an investigation. The clinical investigation of a previously untested drug is generally divided into three phases. These studies are designed to determine the actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

                         U.S. DEPARTMENT OF ENERGY GRANT

The Company entered into a Cooperative Research And Development Agreement (CRADA) with the Department of Energy's (DOE) Pacific Northwest National Laboratory (PNNL) for a project entitled "Anti-Cytokine Antibodies for Treating Immune Mediated Diseases" for the development of high affinity humanized antibodies to Gamma interferon. The research is funded through the "Initiatives for Proliferation Prevention Program (IPP)," a DOE program. The initial humanized monoclonal antibody development is being funded and conducted at the Institute of Immunological Engineering, a Biopreparat institution, located in Moscow, Russia and with scientists at PNNL, located in Richland, Washington.

                       ADDITION TO OUR BOARD OF DIRECTORS

Mr. Richard Kiphart, Head of Corporate Finance for the investment firm of William Blair & Company, L.L.C. has joined the Company's Board of Directors. Mr. Kiphart has been with William Blair for over 36 years. He received his B.A. from Dartmouth College and his M.B.A. from Harvard Business School. William Blair & Company, L.L.C. was formed in 1935 and is an independent investment firm offering investment banking, equity research, institutional and private brokerage, asset management and private capital to individual, institutional and issuing clients. Located in Chicago, Hartford, London, San Francisco, Tokyo, Vaduz and Zurich, the Firm manages more than $22 billion in client assets. The firm operates in all areas of consumer and business finance including retail, technology and healthcare, among other sectors. Since 1995, the firm's healthcare investment banking transactions alone accounted for over $1 billion in mergers & acquisitions, over $3.3 billion in public equity placement and over $250 million in private equity placement.


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                    ADDITION TO OUR SCIENTIFIC ADVISORY BOARD

Dr. Hillel Panitch, Professor of Neurology and Director of the Multiple Sclerosis Center at Fletcher Allen Health Care, University of Vermont College of Medicine, has joined the Company's Multiple Sclerosis Scientific Advisory Board. Dr. Panitch has played a key role as a research scientist and principal investigator in clinical trials of interferon beta-1a and interferon beta-1b for the treatment of MS. He is currently developing a comprehensive MS center that will serve patients in Northern New England and Upstate New York. Several clinical trials of potential therapies for MS are currently underway at the center. In a quote regarding Advanced Biotherapy's approach for the treatment of MS, Dr. Panitch stated, "Because gamma interferon has been shown to play a pivotal role in the pathogenesis of MS, the strategy of targeting and down regulating it directly is very promising as a potential treatment for this disease and should be pursued as part of the company's plans for future clinical trials. I'm pleased to be associated with the company as an advisor."

We thank you for your continued support and look forward to reporting future milestones either directly with you or through the issuance of our press releases.

Please visit our website at www.advancedbiotherapy.com and -- "PLEASE" - FORWARD YOUR EMAIL ADDRESS TO US AT amy@advancedbiotherapy.com. This will help us build our electronic database for communication purposes.

Yours truly,

Edmond Buccellato

Edmond Buccellato, President and CEO
Advanced Biotherapy, Inc.
ed@advancedbiotherapy.com
EFB/ab

Statements made in this newsletter, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. The foregoing discussion of the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made.

See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.